Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER 2024 RESULTS

WARSAW, N.Y., April 25, 2024 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the first quarter ended March 31, 2024.

Net income was $2.1 million in the first quarter of 2024, compared to $9.8 million in the fourth quarter of 2023 and $12.1 million in the first quarter of 2023. After preferred dividends, net income available to common shareholders was $1.7 million, or $0.11 per diluted share, in the first quarter of 2024, compared to $9.4 million, or $0.61 per diluted share, in the fourth quarter of 2023, and $11.7 million, or $0.76 per diluted share, in the first quarter of 2023. First quarter 2024 financial results were negatively impacted by the Company's previously disclosed deposit-related fraud event, which was the primary driver of noninterest expense variances from the linked and year-ago periods. The Company recorded an $18.4 million pre-tax loss for deposit-related charged-off items and approximately $660 thousand of legal and consulting expenses, recorded in professional services expenses, in the first quarter of 2024 related to this event. The Company recorded a benefit for credit losses of $5.5 million in the current quarter, compared to provision for credit losses of $5.3 million in the linked quarter and $4.2 million in the prior year quarter. The release of credit loss reserves and corresponding benefit for credit losses in the first quarter of 2024 was primarily driven by positive trends in qualitative factors, including a reduction in consumer indirect loan delinquencies during the period, an improvement in forecasted losses, which are based in part on the national unemployment forecast, and a reduction in period-end consumer indirect loan balances.

First Quarter 2024 Key Results:

•
Total deposits were $5.40 billion at March 31, 2024, up $183.8 million, or 3.5%, from December 31, 2023, and up $255.5 million, or 5.0%, from March 31, 2023.
•
Total loans were $4.44 billion at March 31, 2024, reflecting a decrease of $20.1 million, or 0.5%, from December 31, 2023 and an increase of $198.7 million, or 4.7%, from March 31, 2023.
•
Net interest income of $40.1 million in the first quarter of 2024 increased by $196 thousand, or 0.5%, and decreased $1.7 million, or 4.1%, from the linked and year-ago quarters, respectively.
•
Noninterest income was $10.9 million in the first quarter of 2024, down $4.5 million, or 29.1%, from the fourth quarter of 2023, when the Company executed its previously disclosed company owned life insurance surrender and redeploy strategy, and flat with the first quarter of 2023.
•
Noninterest expense of $54.0 million for the current quarter was up $19.0 million, or 54.1%, from the fourth quarter of 2023 and up $20.4 million, or 60.5% from the first quarter of 2023. The linked quarter and year-over-year increases were driven by the aforementioned fraud event.
•
The Company continues to report strong credit quality metrics, including annualized net charge-offs to average loans of 0.28% for the current quarter and non-performing assets to total assets of 0.43% as of March 31, 2024.

"First quarter 2024 results were clearly impacted by the fraud event we disclosed in early March, as we recorded a deposit-related charge-off of approximately $18.4 million during the period, reflecting a reduction from the potential exposure of $18.9 million originally disclosed. We continue to pursue every avenue of legal recourse available to us to recoup additional funds and minimize the loss," said President and Chief Executive Officer Martin K. Birmingham. "Even as we navigated this unprecedented challenge, we took strategic action in support of our continued focus on capital, liquidity and earnings. Our sale of the assets of our insurance subsidiary at the start of the second quarter of 2024 generated approximately $27 million in proceeds, unlocking significant value from this line of business, strengthening our capital position in the second quarter and supporting our focus on driving earnings in our core banking business.

"In addition, our team's unwavering focus on our customers and communities contributed to strong deposit growth during the first quarter, with public, nonpublic and reciprocal deposits all increasing from year-end 2023. Modest commercial loan growth during the first quarter was offset by anticipated declines in our consumer indirect portfolio. Amid the continued competitive banking landscape, we remain focused on deposit acquisition and retention and driving credit-disciplined loan origination across our footprint."

Chief Financial Officer and Treasurer W. Jack Plants II added, "Our strong first quarter deposit growth allowed us to reduce short term borrowings and brokered deposits and supported margin stability, despite experiencing a continued shift in our funding mix toward higher cost interest-bearing deposits. Our liquidity position may be the strongest it has ever been, with nearly $1.5 billion in available liquidity and we continue to have approximately $1.1 billion in cash flow anticipated over the next twelve months. This, coupled with the proceeds from our recent insurance subsidiary sale, provide us runway to redeploy cash into higher yielding assets through the year, benefiting margin, while continuing to build our capital position."

Sale of Insurance Subsidiary Assets

On April 1, 2024, the Company announced and closed the sale of the assets of its wholly-owned subsidiary SDN Insurance Agency, LLC ("SDN") to NFP Property & Casualty Services, Inc. ("NFP"), a privately-held property and casualty broker and benefits consultant. As previously disclosed, the sale generated approximately $27.0 million in proceeds, or an after-tax gain of $11.2 million before selling costs. The all-cash transaction value represented a multiple of approximately four times our 2023 insurance revenue.

Net Interest Income and Net Interest Margin

Net interest income was $40.1 million for the first quarter of 2024, an increase of $196 thousand from the fourth quarter of 2023 and a decrease of $1.7 million from the first quarter of 2023 due primarily to higher funding costs.

Average interest-earning assets for the current quarter were $5.80 billion, an increase of $78.2 million from the fourth quarter of 2023 due to a $55.6 million increase in the average balance of Federal Reserve interest-earning cash and a $39.4 million increase in average loans, partially offset by a $16.8 million decrease in the average balance of investment securities. Average interest-earning assets for the current quarter were $318.8 million higher than the first quarter of 2023 due to a $342.6 million increase in average loans and a $94.8 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $118.5 million decrease in the average balance of investment securities.

Average interest-bearing liabilities for the current quarter were $4.61 billion, an increase of $120.5 million from the fourth quarter of 2023, primarily due to a $95.2 million increase in average short-term borrowings, a $33.0 million increase in average savings and money market deposits, and a $23.3 million increase in average time deposits, partially offset by a $31.0 million decrease in average interest-bearing demand deposits. Average interest-bearing liabilities for the first quarter of 2024 were $427.7 million higher than the year-ago quarter, due to a $416.7 million increase in average savings and money market account deposits, a $97.0 million increase in average time deposits, and a $44.5 million increase in average borrowings, partially offset by a $130.6 million decrease in average interest-bearing demand deposits.

Net interest margin was 2.78% in the current quarter and the fourth quarter of 2023, and 3.09% in the first quarter of 2023. The year-over-year decline primarily was a result of higher funding costs amid the current high interest rate environment, as well as seasonality and repricing within the public deposit portfolio, partially offset by an increase in the average yield on interest-earning assets.

Noninterest Income

Noninterest income was $10.9 million for the first quarter of 2024, a decrease of $4.5 million from the fourth quarter of 2023 and flat with the first quarter of 2023.

•
Insurance income of $2.1 million was $519 thousand higher than the fourth quarter of 2023, primarily as a result of the timing of contingent revenue earned in the first quarter each year, and $47 thousand higher than the first quarter of 2023.
•
Investment advisory income of $2.6 million was $87 thousand lower than the fourth quarter of 2023 and $341 thousand lower than the first quarter of 2023. The year-over-year decline was primarily due to lower transaction-based fees on retail accounts in the most recent period.
•
Income from company owned life insurance of $1.3 million was $7.8 million lower than the fourth quarter of 2023 and $304 thousand higher than the first quarter of 2023, due to the higher crediting rate and associated impact to cash surrender value recorded in the linked quarter related to the previously mentioned surrender and redeploy strategy executed in the fourth quarter of 2023.
•
Income from investments in limited partnerships of $342 thousand was $330 thousand lower than the fourth quarter of 2023 and $91 thousand higher than the first quarter of 2023. The Company previously made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income (loss) from derivative instruments, net was income of $174 thousand in the current quarter, a loss of $68 thousand in the fourth quarter of 2023 and income of $496 thousand in the first quarter of 2023. Income (loss) from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.
•
A net loss on investment securities of $3.6 million was recognized in the fourth quarter of 2023, due to the previously disclosed securities portfolio restructuring. No such losses were recorded in the current or year-ago periods.

Noninterest Expense

Noninterest expense was $54.0 million in the first quarter of 2024 compared to $35.0 million in the fourth quarter of 2023 and $33.7 million in the first quarter of 2023.

•
Deposit-related charged-off items were $19.2 million in the first quarter of 2024, compared to $223 thousand and $323 thousand in the fourth and first quarters of 2023, respectively. The variance was primarily driven by the Company's previously disclosed fraud event, for which the Company recorded an $18.4 million pre-tax loss that was modestly lower than the potential exposure of $18.9 million originally estimated, reflecting funds recouped in late March 2024.
•
Salaries and employee benefits expense of $17.3 million was $502 thousand lower than the fourth quarter of 2023 and $793 thousand lower than the first quarter of 2023. The decrease from the linked quarter was largely driven by the Company's previously disclosed leadership and organizational changes, which reduced salaries and wages between periods and resulted in higher severance expense in the fourth quarter of 2023. In the linked quarter, the Company also recorded higher earnout compensation associated with a past insurance subsidiary acquisition. These decreases were partially offset by higher stock-based compensation in the current quarter as a result of forfeitures recorded in the linked quarter. The year-over-year decrease in salaries and employee benefits expense was driven in part by lower salaries and wages and lower bonuses in the current quarter, reflective of the aforementioned reorganization and insurance acquisition earnout.
•
Professional services expenses of $2.4 million were $957 thousand higher than the fourth quarter of 2023 and $877 thousand higher than the first quarter of 2023, driven primarily by the higher legal expenses in the first quarter of 2024, primarily related to the Company’s previously disclosed fraud event.
•
Computer and data processing expense of $5.4 million was $176 thousand lower than the fourth quarter of 2023 and $695 thousand higher than the first quarter of 2023, with the year-over-year variance due in part to the Company’s investments in data efficiency and marketing technology.
•
Other expenses of $3.7 million were flat with the fourth quarter of 2023 and up $564 thousand from the first quarter of 2023. The year-over-year variance was driven by New York State capital base franchise tax accrual and the timing of Community Reinvestment Act (“CRA”) grant donations.

Income Taxes

Income tax expense was $356 thousand for the first quarter of 2024 compared to $5.2 million in the fourth quarter of 2023, and $2.8 million in the first quarter of 2023. The lower level of income tax expense incurred during the current quarter was due to a lower level of pre-tax income, reflecting the impact of the previously disclosed fraud event. Additionally, in the fourth quarter of 2023, the Company incurred approximately $5.4 million of tax expense associated with the capital gains of the previously mentioned company owned life insurance surrender coupled with a 10% modified endowment contract penalty that is typical of general account surrenders. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the first quarter of 2024, fourth quarter of 2023, and first quarter of 2023, resulting in income tax expense reductions of $785 thousand, $901 thousand, and $584 thousand, respectively.

The effective tax rate was 14.7% for the first quarter of 2024, 34.5% for the fourth quarter of 2023, and 18.7% for the first quarter of 2023. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.30 billion at March 31, 2024, up $137.7 million from December 31, 2023, and up $331.6 million from March 31, 2023.

Investment securities were $1.07 billion at March 31, 2024, up $31.6 million from December 31, 2023, and down $58.0 million from March 31, 2023.

Total loans were $4.44 billion at March 31, 2024, a decrease of $20.1 million, or 0.5%, from December 31, 2023, and an increase of $198.7 million, or 4.7%, from March 31, 2023.

•
Commercial business loans totaled $707.6 million, down $28.1 million, or 3.8%, from December 31, 2023, and up $12.5 million, or 1.8%, from March 31, 2023.
•
Commercial mortgage loans totaled $2.05 billion, up $39.7 million, or 2.0%, from December 31, 2023, and up $203.6 million, or 11.1%, from March 31, 2023.
•
Residential real estate loans totaled $648.2 million, down $1.7 million, or 0.3%, from December 31, 2023, and up $56.3 million, or 9.5%, from March 31, 2023.
•
Consumer indirect loans totaled $920.4 million, down $28.4 million, or 3.0%, from December 31, 2023, and down $101.8 million, or 10.0%, from March 31, 2023.

Total deposits were $5.40 billion at March 31, 2024, up $183.8 million, or 3.5%, from December 31, 2023, and up $255.5 million, or 5.0%, from March 31, 2023. The increase from December 31, 2023 was led by seasonally higher public deposit balances in addition to increases in nonpublic and reciprocal deposits. The increase from March 31, 2023 was driven by increases in nonpublic deposits associated with the Company’s recent money market advertising campaign as well as Banking-as-a-Service, or BaaS, deposits, along with increases in reciprocal and public deposits. Public deposit balances represented 22% of total deposits at March 31, 2024, 20% at December 31, 2023 and 23% at March 31, 2023.

Short-term borrowings were $133.0 million at March 31, 2024, compared to $185.0 million at December 31, 2023 and $116.0 million at March 31, 2023. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders' equity was $445.7 million at March 31, 2024, compared to $454.8 million at December 31, 2023, and $422.8 million at March 31, 2023. The decrease in shareholders' equity compared to the linked period end was primarily due to lower net income in the current quarter in addition to an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio, which has negatively impacted shareholders' equity since 2022. Management believes the unrealized losses are temporary in nature, as they are associated with the increase in interest rates. The securities portfolio continues to generate cash flow and given the high credit quality of the agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $27.74 at March 31, 2024, a decrease of $0.66, or 2.3%, from $28.40 at December 31, 2023, and an increase of $1.36, or 5.2%, from $26.38 at March 31, 2023. Tangible common book value per share(1) was $23.06 at March 31, 2024, a decrease of $0.63, or 2.7%, from $23.69 at December 31, 2023, and an increase of $1.44, or 6.7%, from $21.62 at March 31, 2023. The common equity to assets ratio was 6.80% at March 31, 2024, compared to 7.10% at December 31, 2023, and 6.80% at March 31, 2023. Tangible common equity to tangible assets(1), or the TCE ratio, was 5.72%, 6.00% and 5.64% at March 31, 2024, December 31, 2023, and March 31, 2023, respectively. The primary driver of variations in all four measures for the comparable linked and year-ago period ends was the previously described changes in accumulated other comprehensive loss.

During the first quarter of 2024, the Company declared a common stock dividend of $0.30 per common share, consistent with the linked and year-ago quarters.

The Company's regulatory capital ratios at March 31, 2024 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 8.03% compared to 8.18% and 8.19% at December 31, 2023, and March 31, 2023, respectively.
•
Common Equity Tier 1 Capital Ratio was 9.43% compared to 9.43% and 9.21% at December 31, 2023, and March 31, 2023, respectively.
•
Tier 1 Capital Ratio was 9.76% compared to 9.76% and 9.55% at December 31, 2023, and March 31, 2023, respectively.
•
Total Risk-Based Capital Ratio was 12.04% compared to 12.13% and 11.93% at December 31, 2023, and March 31, 2023, respectively.

Credit Quality

Non-performing loans were $26.7 million, or 0.60% of total loans, at March 31, 2024, consistent with December 31, 2023. Non-performing loans were $8.8 million, or 0.21% of total loans, at March 31, 2023. The year-over-year increase was primarily driven by one commercial loan relationship that was placed on nonaccrual during the fourth quarter of 2023. Net charge-offs were $3.1 million, representing 0.28% of average loans on an annualized basis, for the current quarter, as compared to $4.2 million, or an annualized 0.38% of average loans, in the fourth quarter of 2023 and $2.1 million, or an annualized 0.21%, in the first quarter of 2023.

At March 31, 2024, the allowance for credit losses on loans to total loans ratio was 0.97%, compared to 1.14% at December 31, 2023 and 1.12% at March 31, 2023.

(Benefit) provision for credit losses was a benefit of $5.5 million in the current quarter, compared to a provision of $5.3 million in the linked quarter and a provision of $4.2 million in the prior year quarter. Benefit for credit losses on loans was $4.9 million in the current quarter, compared to provisions of $5.7 million in the fourth quarter of 2023 and $4.2 million in the first quarter of 2023. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled a credit of $570 thousand in the first quarter of 2024, a credit of $403 thousand in the fourth quarter of 2023, and a provision of $11 thousand in the first quarter of 2023. The benefit for credit losses for the first quarter of 2024 was driven by a combination of factors, including improvement in forecasted losses, positive trends in qualitative factors, including a reduction in consumer indirect loan delinquencies during the period, and a reduction in period-end consumer indirect loan balances.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 161% at March 31, 2024, 192% at December 31, 2023, and 540% at March 31, 2023.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2024, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2024, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on April 26, 2024 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company's website at www.FISI-Investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 916080. The webcast replay will be available on the Company's website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.3 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "believe," "continue," "estimate," "expect," "forecast," "intend," "plan," "preliminary," "should," or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: additional information regarding the deposit fraudulent activity; changes in interest rates; inflation; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to the impact of a pandemic or global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2024	2023
SELECTED BALANCE SHEET DATA:	March 31,	December 31,	September 30,	June 30,	March 31,
Cash and cash equivalents	$237,038	$124,442	$192,111	$180,248	$139,974
Investment securities:
Available for sale	923,761	887,730	854,215	912,122	945,442
Held-to-maturity, net	143,714	148,156	154,204	159,893	180,052
Total investment securities	1,067,475	1,035,886	1,008,419	1,072,015	1,125,494
Loans held for sale	504	1,370	1,873	805	682
Loans:
Commercial business	707,564	735,700	711,538	720,372	695,110
Commercial mortgage	2,045,056	2,005,319	1,985,279	1,961,220	1,841,481
Residential real estate loans	648,160	649,822	635,209	611,199	591,846
Residential real estate lines	75,668	77,367	76,722	75,971	76,086
Consumer indirect	920,428	948,831	982,137	1,000,982	1,022,202
Other consumer	45,170	45,100	40,281	28,065	16,607
Total loans	4,442,046	4,462,139	4,431,166	4,397,809	4,243,332
Allowance for credit losses – loans	43,075	51,082	49,630	49,836	47,528
Total loans, net	4,398,971	4,411,057	4,381,536	4,347,973	4,195,804
Total interest-earning assets	5,857,616	5,702,904	5,747,191	5,749,015	5,600,786
Goodwill and other intangible assets, net	72,287	72,504	72,725	72,950	73,180
Total assets	6,298,598	6,160,881	6,140,149	6,141,298	5,966,992
Deposits:
Noninterest-bearing demand	972,801	1,010,614	1,035,350	1,022,788	1,067,011
Interest-bearing demand	798,831	713,158	827,842	823,983	901,251
Savings and money market	2,064,539	2,084,444	1,943,794	1,641,014	1,701,663
Time deposits	1,560,586	1,404,696	1,508,987	1,547,076	1,471,382
Total deposits	5,396,757	5,212,912	5,315,973	5,034,861	5,141,307
Short-term borrowings	133,000	185,000	70,000	374,000	116,000
Long-term borrowings, net	124,610	124,532	124,454	124,377	124,299
Total interest-bearing liabilities	4,681,566	4,511,830	4,475,077	4,510,450	4,314,595
Shareholders’ equity	445,734	454,796	408,716	425,873	422,823
Common shareholders’ equity	428,442	437,504	391,424	408,581	405,531
Tangible common equity (1)	356,155	365,000	318,699	335,631	332,351
Accumulated other comprehensive loss	$(126,264)	$(119,941)	$(161,389)	$(134,472)	$(127,372)

Common shares outstanding	15,447	15,407	15,402	15,402	15,375
Treasury shares	653	692	698	698	724
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.03%	8.18%	8.20%	8.08%	8.19%
Common equity Tier 1 capital ratio	9.43%	9.43%	9.26%	9.10%	9.21%
Tier 1 capital ratio	9.76%	9.76%	9.58%	9.43%	9.55%
Total risk-based capital ratio	12.04%	12.13%	11.91%	11.77%	11.93%
Common equity to assets	6.80%	7.10%	6.37%	6.65%	6.80%
Tangible common equity to tangible assets (1)	5.72%	6.00%	5.25%	5.53%	5.64%

Common book value per share	$27.74	$28.40	$25.41	$26.53	$26.38
Tangible common book value per share (1)	$23.06	$23.69	$20.69	$21.79	$21.62

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2024	2023
	First	Fourth	Third	Second	First
SELECTED INCOME STATEMENT DATA:	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$78,413	$76,547	$74,700	$71,115	$63,771
Interest expense	38,331	36,661	33,023	28,778	21,956
Net interest income	40,082	39,886	41,677	42,337	41,815
(Benefit) provision for credit losses	(5,456)	5,271	966	3,230	4,214
Net interest income after (benefit) provision for credit losses	45,538	34,615	40,711	39,107	37,601
Noninterest income:
Service charges on deposits	1,077	1,168	1,207	1,223	1,027
Insurance income	2,134	1,615	1,678	1,328	2,087
Card interchange income	1,902	2,080	2,094	2,107	1,939
Investment advisory	2,582	2,669	2,544	2,819	2,923
Company owned life insurance	1,298	9,132	1,027	953	994
Investments in limited partnerships	342	672	391	469	251
Loan servicing	175	84	135	114	146
Income (loss) from derivative instruments, net	174	(68)	219	703	496
Net gain on sale of loans held for sale	88	217	115	122	112
Net loss on investment securities	-	(3,576)	-	-	-
Net (loss) gain on other assets	(13)	(37)	(1)	(7)	39
Net (loss) gain on tax credit investments	(375)	(207)	(333)	489	(201)
Other	1,517	1,619	1,410	1,146	1,111
Total noninterest income	10,901	15,368	10,486	11,466	10,924
Noninterest expense:
Salaries and employee benefits	17,340	17,842	18,160	17,754	18,133
Occupancy and equipment	3,752	3,739	3,791	3,538	3,730
Professional services	2,372	1,415	1,076	1,273	1,495
Computer and data processing	5,386	5,562	5,107	4,750	4,691
Supplies and postage	475	455	455	473	490
FDIC assessments	1,295	1,316	1,232	1,239	1,115
Advertising and promotions	297	370	744	498	314
Amortization of intangibles	217	221	225	230	234
Restructuring charges (recoveries)	-	188	(55)	(19)	-
Deposit-related charged-off items	19,179	223	188	467	323
Other	3,700	3,716	3,812	3,579	3,136
Total noninterest expense	54,013	35,047	34,735	33,782	33,661
Income before income taxes	2,426	14,936	16,462	16,791	14,864
Income tax expense	356	5,156	2,440	2,418	2,775
Net income	2,070	9,780	14,022	14,373	12,089
Preferred stock dividends	365	365	365	364	365
Net income available to common shareholders	$1,705	$9,415	$13,657	$14,009	$11,724
FINANCIAL RATIOS:
Earnings per share – basic	$0.11	$0.61	$0.89	$0.91	$0.76
Earnings per share – diluted	$0.11	$0.61	$0.88	$0.91	$0.76
Cash dividends declared on common stock	$0.30	$0.30	$0.30	$0.30	$0.30
Common dividend payout ratio	272.73%	49.18%	33.71%	32.97%	39.47%
Dividend yield (annualized)	6.41%	5.59%	7.07%	7.64%	6.31%
Return on average assets (annualized)	0.13%	0.63%	0.92%	0.95%	0.84%
Return on average equity (annualized)	1.83%	9.28%	12.96%	13.43%	11.73%
Return on average common equity (annualized)	1.57%	9.31%	13.15%	13.64%	11.87%
Return on average tangible common equity (annualized) (1)	1.88%	11.37%	15.98%	16.58%	14.53%
Efficiency ratio (2)	105.77%	59.48%	66.47%	62.66%	63.68%
Effective tax rate	14.7%	34.5%	14.8%	14.4%	18.7%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2024	2023
	First	Fourth	Third	Second	First
SELECTED AVERAGE BALANCES:	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$158,075	$102,487	$62,673	$92,954	$63,311
Investment securities (1)	1,182,993	1,199,766	1,230,590	1,269,181	1,301,506
Loans:
Commercial business	722,720	702,222	712,224	710,145	670,354
Commercial mortgage	2,029,841	1,995,233	1,977,978	1,911,729	1,744,963
Residential real estate loans	648,921	640,955	621,074	598,638	589,747
Residential real estate lines	76,396	76,741	75,847	76,191	76,627
Consumer indirect	934,380	965,571	989,614	1,011,338	1,024,362
Other consumer	51,535	43,664	34,086	21,686	15,156
Total loans	4,463,793	4,424,386	4,410,823	4,329,727	4,121,209
Total interest-earning assets	5,804,861	5,726,639	5,704,086	5,691,862	5,486,026
Goodwill and other intangible assets, net	72,409	72,628	72,851	73,079	73,312
Total assets	6,225,760	6,127,171	6,073,653	6,053,258	5,843,786
Interest-bearing liabilities:
Interest-bearing demand	749,512	780,546	766,636	848,552	880,093
Savings and money market	2,081,815	2,048,822	1,749,202	1,660,148	1,665,075
Time deposits	1,479,133	1,455,867	1,564,035	1,506,592	1,382,131
Short-term borrowings	179,747	84,587	222,871	294,923	145,533
Long-term borrowings, net	124,562	124,484	124,407	124,329	114,251
Total interest-bearing liabilities	4,614,769	4,494,306	4,427,151	4,434,544	4,187,083
Noninterest-bearing demand deposits	962,522	1,006,465	1,022,423	1,029,681	1,064,754
Total deposits	5,272,982	5,291,700	5,102,296	5,044,973	4,992,053
Total liabilities	5,770,725	5,708,842	5,644,488	5,624,006	5,425,851
Shareholders’ equity	455,035	418,329	429,165	429,252	417,935
Common equity	437,743	401,037	411,873	411,960	400,643
Tangible common equity (2)	365,334	328,409	339,022	338,881	327,331
Common shares outstanding:
Basic	15,403	15,393	15,391	15,372	15,348
Diluted	15,543	15,511	15,462	15,413	15,435
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.09%	2.03%	1.88%	1.89%	1.90%
Loans	6.33%	6.21%	6.15%	5.93%	5.61%
Total interest-earning assets	5.43%	5.32%	5.21%	5.02%	4.71%
Interest-bearing demand	1.11%	1.26%	0.83%	0.77%	0.64%
Savings and money market	3.08%	3.01%	2.51%	2.00%	1.60%
Time deposits	4.68%	4.57%	4.20%	3.76%	3.33%
Short-term borrowings	3.42%	1.38%	3.98%	4.30%	3.35%
Long-term borrowings, net	5.02%	5.05%	5.05%	5.04%	5.11%
Total interest-bearing liabilities	3.34%	3.24%	2.96%	2.60%	2.12%
Net interest rate spread	2.09%	2.08%	2.25%	2.42%	2.59%
Net interest margin	2.78%	2.78%	2.91%	2.99%	3.09%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2024	2023
	First	Fourth	Third	Second	First
ASSET QUALITY DATA:	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$51,082	$49,630	$49,836	$47,528	$45,413
Net loan charge-offs (recoveries):
Commercial business	(37)	(50)	32	33	(124)
Commercial mortgage	(1)	993	(972)	16	(2)
Residential real estate loans	4	22	(4)	13	58
Residential real estate lines	-	-	-	25	16
Consumer indirect	2,973	3,174	2,283	300	1,838
Other consumer	182	82	259	249	303
Total net charge-offs (recoveries)	3,121	4,221	1,598	636	2,089
(Benefit) provision for credit losses – loans	(4,886)	5,673	1,392	2,944	4,204
Ending balance	$43,075	$51,082	$49,630	$49,836	$47,528

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.02%	-0.03%	0.02%	0.02%	-0.08%
Commercial mortgage	0.00%	0.20%	-0.19%	0.00%	0.00%
Residential real estate loans	0.00%	0.01%	0.00%	0.01%	0.04%
Residential real estate lines	0.00%	0.00%	0.00%	0.13%	0.09%
Consumer indirect	1.28%	1.30%	0.92%	0.12%	0.73%
Other consumer	1.41%	0.75%	3.00%	4.62%	8.10%
Total loans	0.28%	0.38%	0.14%	0.06%	0.21%

Supplemental information (1)
Non-performing loans:
Commercial business	$5,956	$5,664	$254	$415	$334
Commercial mortgage	10,826	10,563	686	2,477	2,550
Residential real estate loans	6,797	6,364	4,992	3,820	3,267
Residential real estate lines	235	221	201	208	159
Consumer indirect	2,880	3,814	3,382	2,982	2,487
Other consumer	36	34	6	5	4
Total non-performing loans	26,730	26,660	9,521	9,907	8,801
Foreclosed assets	140	142	162	163	101
Total non-performing assets	$26,870	$26,802	$9,683	$10,070	$8,902

Total non-performing loans to total loans	0.60%	0.60%	0.21%	0.23%	0.21%
Total non-performing assets to total assets	0.43%	0.44%	0.16%	0.16%	0.15%
Allowance for credit losses – loans to total loans	0.97%	1.14%	1.12%	1.13%	1.12%
Allowance for credit losses – loans to non-performing loans	161%	192%	521%	503%	540%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2024	2023
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets	$6,298,598	$6,160,881	$6,140,149	$6,141,298	$5,966,992
Less: Goodwill and other intangible assets, net	72,287	72,504	72,725	72,950	73,180
Tangible assets	$6,226,311	$6,088,377	$6,067,424	$6,068,348	$5,893,812

Ending tangible common equity:
Common shareholders’ equity	$428,442	$437,504	$391,424	$408,581	$405,531
Less: Goodwill and other intangible assets, net	72,287	72,504	72,725	72,950	73,180
Tangible common equity	$356,155	$365,000	$318,699	$335,631	$332,351

Tangible common equity to tangible assets (1)	5.72%	6.00%	5.25%	5.53%	5.64%

Common shares outstanding	15,447	15,407	15,402	15,402	15,375
Tangible common book value per share (2)	$23.06	$23.69	$20.69	$21.79	$21.62

Average tangible assets:
Average assets	$6,225,760	$6,127,171	$6,073,653	$6,053,258	$5,843,786
Less: Average goodwill and other intangible assets, net	72,409	72,628	72,851	73,079	73,312
Average tangible assets	$6,153,351	$6,054,543	$6,000,802	$5,980,179	$5,770,474

Average tangible common equity:
Average common equity	$437,743	$401,037	$411,873	$411,960	$400,643
Less: Average goodwill and other intangible assets, net	72,409	72,628	72,851	73,079	73,312
Average tangible common equity	$365,334	$328,409	$339,022	$338,881	$327,331

Net income available to common shareholders	$1,705	$9,415	$13,657	$14,009	$11,724
Return on average tangible common equity (3)	1.88%	11.37%	15.98%	16.58%	14.53%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.